As filed with the Securities and Exchange Commission on May 20, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

HUGHES SUPPLY, INC.

(Exact name of registrant as specified in its charter)

Florida	59-0559446
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Hughes Way, Orlando, Florida	32805
(Address of Principal Executive Office)	(Zip Code)

Hughes Supply, Inc. 2005 Executive Stock Plan

(Full title of the plan)

David Bearman

Executive Vice President and

Chief Financial Officer

Hughes Supply, Inc.

Corporate Office

One Hughes Way

Orlando, Florida 32805

(Name and address of agent for service)

(407) 841-4755

(Telephone number, including area code, of agent for service)

Copies of Communications To:

John Z. Paré Senior Vice President, General Counsel and Secretary Hughes Supply, Inc. Corporate Office One Hughes Way Orlando, Florida 32805 (407) 841-4755	Tom McAleavey Holland & Knight LLP P.O. Box 1526 200 South Orange Avenue, Suite 2600 Orlando, Florida 32801 (407) 425-8500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $1.00 per share	2,200,000	$26.37	$58,014,000	$6,829
Rights to Purchase Series A Junior Participating Preferred Stock, no par value per share (3)	2,200,000	N/A	N/A	N/A

(1)	Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of outstanding Common Stock.
(2)	Estimated solely for the purpose of determining the registration fee and calculated in accordance with Rule 457 (h)(1) under the Securities Act of 1933 based on the average high and low sales price of Hughes Supply’s Common Stock on May 16, 2005, as reported by the New York Stock Exchange.
(3)	The rights (the “Rights”) to purchase the Series A Junior Participating Preferred Stock will be attached to and traded with shares of Hughes Supply’s Common Stock. Value attributable to such Rights, if any, will be reflected in the market price of the shares of Hughes Supply’s Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933.

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1) Hughes Supply’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005 (File No. 001-08772);

(2) Hughes Supply’s Current Reports on Form 8-K as filed with the Commission on February 14, 2005, April 11, 2005, and May 20, 2005 (File No. 001-08772);

(3) The description of Hughes Supply’s Common Stock contained in the Registration Statement on Form S-3 (File No. 333-116464); and

(4) The description of the Rights contained in the Form 8-A dated May 22, 1998, as filed with the Commission under Section 12 of the Exchange Act (File No. 001-08772) and as amended by the Form 8-A/A as filed with the Commission on September 14, 2004 (File No. 001-08772).

All documents subsequently filed by Hughes Supply pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Hughes Supply is a Florida corporation. The Florida Business Corporation Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceedings, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of the action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Our bylaws provide that we shall indemnify any director, officer, employee or agent or any former director, officer, employee or agent to the fullest extent permitted by Florida law. Hughes Supply has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

4.1	Form of Common Stock Certificate representing shares of Hughes Supply’s common stock, $1.00 par value, incorporated by reference to Exhibit 4.1 to Form 10-Q for the quarter ended July 31, 1997 (Commission File No. 001-08772).

4.2	Rights Agreement dated as of May 20, 1998 between Hughes Supply, Inc. and American Stock Transfer & Trust Company, incorporated by reference to Exhibit 99.2 to Form 8-A dated May 22, 1998 (Commission File No. 001-08772).

5.1	Opinion of John Z. Paré, Esq.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of John Z. Paré, Esq. appears in his opinion filed as Exhibit 5.1

24.0	Power of Attorney (included in the signature page in Part II of the Registration Statement)

99.1	Hughes Supply, Inc. 2005 Executive Stock Plan, incorporated by reference to Exhibit 10.1 to Form 8-K filed on May 20, 2005 (Commission File No. 001-08772).

99.2	Form of Incentive Stock Option Award under the 2005 Executive Stock Plan, incorporated by reference to Exhibit 10.3 to Form 8-K filed on May 20, 2005 (Commission File No. 001-08772).

99.3	Form of Non-Qualified Stock Option Award under the 2005 Executive Stock Plan, incorporated by reference to Exhibit 10.4 to Form 8-K filed on May 20, 2005 (Commission File No. 001-08772).

99.4	Form of Restricted Stock Award under the 2005 Executive Stock Plan, incorporated by reference to Exhibit 10.5 to Form 8-K filed on May 20, 2005 (Commission File No. 001-08772).

99.5	Form of 2005 Performance-Based Restricted Stock Award under the 2005 Executive Stock Plan, incorporated by reference to Exhibit 10.6 to Form 8-K filed May 20, 2005 (Commission File No. 001-08772).

99.6	Form of 2005 Director Stock Award under the 2005 Executive Stock Plan, incorporated by reference to Exhibit 10.9 to Form 8-K filed May 20, 2005 (Commission File No. 001-08772).

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Hughes Supply pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Hughes Supply’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Hughes Supply pursuant to the foregoing provisions (see Item 6) or otherwise, Hughes Supply has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Hughes Supply of expenses incurred or paid by a director, officer or controlling person of Hughes Supply in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Hughes Supply will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Hughes Supply certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on May 20, 2005.

HUGHES SUPPLY, INC.

By:	/s/ Thomas I. Morgan
Thomas I. Morgan
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas I. Morgan and David Bearman, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Thomas I. Morgan	President and Chief Executive Officer (Principal Executive Officer) and Director	May 20, 2005
Thomas I. Morgan

/s/ David Bearman	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 20, 2005
David Bearman

/s/ David H. Hughes	Director	May 20, 2005
David H. Hughes

/s/ Vincent S. Hughes	Director	May 20, 2005
Vincent S. Hughes

/s/ John D. Baker II	Director	May 20, 2005
John D. Baker II

/s/ Robert N. Blackford	Director	May 20, 2005
Robert N. Blackford

/s/ Dale E. Jones	Director	May 20, 2005
Dale E. Jones

/s/ H. Corbin Day	Director	May 20, 2005
H. Corbin Day

/s/ Patrick J. Knipe	Director	May 20, 2005
Patrick J. Knipe

/s/ Amos R. McMullian	Director	May 20, 2005
Amos R. McMullian

/s/ William P. Kennedy	Director	May 20, 2005
William P. Kennedy

INDEX OF EXHIBITS

5.1	Opinion of John Z. Paré, Esq.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of John Z. Paré, Esq. appears in his opinion filed as Exhibit 5.1

24.0	Power of Attorney (included in the signature page in Part II of the Registration Statement)